EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance
(770) 612-2048

GENUINE PARTS COMPANY
ANNOUNCES MANAGEMENT CHANGE AND
4TH QUARTER AND 2003 EARNINGS RELEASE DATE AND CONFERENCE CALL

Atlanta, Georgia, January 22, 2004 – Larry Prince, Chairman of the Board and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced today that Larry R. Samuelson has been named President of the U.S. Automotive Parts Group effective immediately. Mr. Samuelson is currently President and CEO of NAPA Canada/UAP Inc., and he will continue to hold these responsibilities in addition to his new ones with the U.S. Automotive Parts Group.

Mr. Samuelson, age 57, is a 29-year veteran of Genuine Parts Company and has successfully held positions in sales, operations and management within the U.S. Automotive Parts Group. In February of 2000, Mr. Samuelson was asked to join NAPA Canada/UAP as Executive Vice President – Automotive Parts Division. Mr. Prince commented that, “Larry Samuelson was a great addition to the NAPA Canada/UAP management team. In October of 2000, he was promoted once again to President and Chief Operating Officer, and was elected Chief Executive Officer in April of 2001. Over the past four years, Larry has provided outstanding leadership to the NAPA Canada/UAP organization and he has built a strong management team.”

“As President of the U.S. Automotive Parts Group, Larry will have responsibility for the entire U.S. Automotive network of 58 distribution centers and 900 company owned stores, and he will work to further develop and strengthen relationships and growth opportunities with the nearly 5,000 independently owned NAPA AUTO PARTS stores. We are pleased to have a proven executive like Larry Samuelson lead our U.S. Automotive Parts Group. He will be leading an extremely capable management team and we can look forward to strong results coming from this important segment of GPC,” said Mr. Prince.

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 17, 2004. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by CEO Larry Prince and CFO Jerry Nix.

(Cont’d.)

The public may access the call by dialing into 877-422-4780, and the conference ID is 5086255. If you are unable to participate during the call, a replay of the call will be available at 800-642-1687 (conference ID 5086255) until 12:00 a.m. Eastern time on March 2, 2004.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.